Exhibit 10.5

RESTRICTED STOCK UNIT AWARD AGREEMENT

(CASH ONLY)

ADDENDUM

THIS ADDENDUM TO THE RESTRICTED STOCK UNIT AWARD AGREEMENT (CASH ONLY) provides the rules and procedures relating to the grant of the Award and the operation of the Restricted Stock Unit Account and the Dividend Equivalent Unit Account.

A.                                    Whenever the following terms are used in the Restricted Stock Unit Award Agreement or in this Addendum, they shall have the meaning specified below, unless the context clearly indicates to the contrary:

Dividend Equivalent Unit Account means the memorandum account maintained by the Company or its agent on behalf of Colleague which is credited with Dividend Equivalent Units.

Dividend Equivalent Unit means a unit of measurement which is deemed for bookkeeping and payment purposes to represent one dollar ($1.00) solely for purposes of this Agreement.

Fair Market Value shall mean, with respect to Common Stock of the Company, the price at which the Stock sold on the last normal transaction of the trading day on a specified date, or if no trading occurs on such specified date, on the most recent preceding business day on which trading occurred, as quoted on the New York Stock Exchange.

Restricted Stock Unit means a non-voting unit of measurement which is deemed for bookkeeping and payment purposes to represent one outstanding share of Common Stock of the Company solely for purposes of this Agreement.

Restricted Stock Unit Account means the memorandum account maintained by the Company on behalf of each Colleague which is credited with Restricted Stock Units under this Agreement.  Each Restricted Stock Unit represents the right to receive a distribution of cash in the amount of the Fair Market Value of one Share at the date of distribution as provided in the Restricted Stock Unit Award Agreement and this Addendum.

Shares means shares of the Company’s Common Stock.

B.                                    Restricted Stock Unit Account.  As soon as practical following the Award Date, the Company shall credit the Colleague’s Restricted Stock Unit Account with the number of Restricted Stock Units awarded.

C.                                    Dividend Equivalent Unit Account. As soon as practical following each of the Company’s dividend payable dates, the Colleague’s Dividend Equivalent Unit Account shall be credited with the number of Dividend Equivalent Units equal to the dividends paid by the Company during the quarter on a number of Shares equal to the aggregate number of Restricted Stock Units in the Colleague’s Restricted Stock Unit Account as of the record date for such quarter’s dividend payment.

D.                                    Distributions.  As soon as practical following the Lapse of Forfeiture Restrictions as set forth in Paragraph 2(b) of the Colleague’s Restricted Stock Unit Award Agreement (but in no event later than two and one-half months following the end of the calendar year in which such Lapse of Forfeiture Restrictions occurred), the Restricted Stock Units credited to the Colleague’s Restricted Stock Unit Account which are not subject to forfeiture as provided in the Plan (the “Vested RSUs”) and the Dividend Equivalent Units credited to the Colleague’s Dividend Equivalent Unit Account in respect of the Vested RSUs shall be converted to cash and the cash shall be distributed to the Colleague (or, in the event of his or her death, the Colleague’s Beneficiary).

E.                                     Adjustments in Case of Changes in Common Stock.  If there shall occur any change in the outstanding Shares of the Company’s Common Stock such as described in Section 6.2(a) of the Plan, the Company shall make such proportionate and equitable adjustments consistent with the effect of such event on stockholders generally, as the Committee determines to be necessary or appropriate, in the number, kind and/or character of Colleague’s Restricted Stock Units or other securities, property and/or rights contemplated hereunder, including any appropriate adjustments to the market prices used in the determination of the number and Restricted Stock Units, and in rights in respect of the Colleague’s Restricted Stock Unit Account credited under this Agreement so as to preserve the benefits intended.

F.                                      Plan Construction.  It is the intent of the Company that transactions pursuant to the Plan satisfy and be interpreted in a manner that satisfies the applicable conditions for exemption under Rule 16b-3 promulgated under the Exchange Act (“Rule 16b-3”) so that to the extent consistent therewith the crediting of Restricted Stock Units and Dividend Equivalent Units and the distribution of the balance remaining in the Restricted Stock Unit Account and the Dividend Equivalent Unit Account hereunder will be entitled to the benefits of Rule 16b-3 or other exemptive rules under Section 16 of the Exchange Act and will not be subjected to avoidable liability thereunder.

It is the intent of the Company that the Restricted Stock Units and Dividend Equivalent Units to which the Restricted Stock Unit Award Agreement and this Addendum applies shall comply with Section 409A, and the Restricted Stock Unit Award Agreement and this Addendum shall be interpreted in a manner which is consistent with the foregoing intent.  Any provisions of the Restricted Stock Unit Award Agreement and this Addendum which would not comply with the requirements of Section 409A and the Regulations adopted thereunder shall be deemed to be modified or eliminated in order to comply with these requirements.

G.                                    Unfunded Plan.  The liability of the Company to the Colleague under this Restricted Stock Unit Award Agreement shall be that of a debtor only pursuant to such contractual obligations as are created by the Plan, the Agreement and this Addendum, and no such obligation of the Company shall be deemed to be secured by any assets, pledges, or other encumbrances on any property of the Company.  The Company has not segregated or earmarked any of the Company’s assets for the benefit of Colleague or his/her beneficiary or estate, and the Plan does not, and shall not be construed to, require the Company to do so.  The Colleague and his/her beneficiary or estate shall have only an unsecured, contractual right against the Company with respect to any Restricted Stock Units or Dividend Equivalent Units, and such right shall not be deemed superior to the right of any other creditor.